Exhibit 99.2

TRANSCRIPT OF THE REDDY ICE HOLDINGS, INC.

First Quarter 2004 Earnings Conference Call

May 11, 2004, 10:00 a.m. EST

Operator                                Good morning, ladies and gentlemen, and welcome to the Reddy Ice first quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Tuesday, May 11, 2004.

I would like now to turn the conference over to Ms. Lisa Elliott, Vice President of DRG&E. Please go ahead, ma’am.

L. Elliott                                 Thank you, JR, and good morning, everyone. We appreciate your joining us for the Reddy Ice conference call to review first quarter 2004 results.

Before I turn the call over to management I have a few items to go over. To receive future Reddy Ice press releases via fax or email, or if you experienced a technical problem and didn’t receive yours this morning, please call the office of DRG&E and we’ll be glad to help you. That number is 713-529-6600.

If you would like to hear a replay of today’s call, you can do so for the next 7 days, 24 hours a day, by dialing 303-590-3000 and entering the pass code 578748.

As you know, today management is going to discuss certain subjects that will contain forward-looking information that are based on management’s beliefs as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including known events and developments that may have an impact on the company’s future operating results.

Should one or more of these risks materialize or should underlying assumptions prove incorrect, we caution that actual results could differ materially from those that management might be describing in today’s discussion.

Additional detailed information concerning the factors that could cause actual results to differ materially from today’s information is readily available in the company’s SEC filings under the heading “Risk Factors.”

Now I’d like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer. Bill?

B. Brick                                  Thank you, Lisa. Good morning, everyone, and thank you for joining us on this conference call today.  The purpose of the call is to discuss the first quarter earnings and the outlook for the second quarter and full year 2004.

In regards to our results for the first quarter 2004, we again met our expectations and we’re pleased with the results of our Service Ice and Triangle acquisitions. Revenues of $37.4 million were in the top half of our guidance range of $34 to $39 million.

First quarter revenues included approximately $4.1 million related to the Service Ice and Triangle acquisitions. EBITDA, as adjusted, was $600,000 and in the middle of our previously stated guidance range of negative $1 million to positive $2 million. EBITDA increased $1.1 million in the first quarter of 2004 compared to the prior year’s first quarter on both an actual and pro forma basis. The increase in EBITDA was primarily a result of increased volume sales in our ice business, the elimination of certain operating lease expenses related to asset purchases in 2003 and a solid performance from our acquired operations.

In previous conference calls I have said that we would assess acquisition opportunities as they arise. During this year’s first quarter, we acquired 3 small ice companies for a total cash purchase price of approximately $1.1 million. In the second quarter to date, we have completed 3 additional acquisitions for a total cash purchase price of approximately $4.1 million. These are small tuck-in acquisitions within our existing geographic footprint that became available at attractive prices. We believe these acquisitions will improve our local market position and our overall leverage ratio.

At this point I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of the quarter and then I will close with some final comments. Steve?

S. Janusek                             Thanks, Bill. Good morning. Let me provide some additional detail regarding the first quarter.

Revenues were $37.4 million versus $32.6 million in last year’s first quarter, which was at the upper end of our guidance range. Approximately $4.1 million of the increase was due to the Service Ice and Triangle acquisitions. Volumes in our core ice business were slightly above prior year’s first quarter.

Cost of sales were $28.5 million in this year’s first quarter compared to $25.8 million in the same period of 2003. The increase was due to approximately $3.2 million of additional expenses related to the acquisitions offset by decreases of $.5 million in our core business.

The gross profit margin was 23.7% compared to 20.8% in the first quarter of 2003. The increased margin is due primarily to the headcount reductions in our cold storage operations and reduced lease costs resulting from asset purchases in 2003 in connection with our merger transaction.

Operating expenses for the quarter were $8.3 million, or 22.2% of revenue compared to $7.3 million, or 22.6% of revenue in last year’s first quarter.

Operating expenses associated with the Service Ice and Triangle Ice acquisitions were approximately $900,000.

EBITDA for the quarter increased $1.1 million to positive $.6 million from negative $.6 million in last year’s first quarter. For a reconciliation of EBITDA to net income available to common shareholders, please go to today’s press release on our website at www.reddyice.com.

Depreciation and amortization expense decreased approximately $200,000 as compared to the first quarter of last year. The lower expense this year is due primarily to the merger in August and the related purchase accounting adjustments that affected fixed assets.

Interest expense decreased by $1.7 million from last year. This decrease in interest expense is primarily due to the refinancing of our debt in August 2003 which resulted in significantly lower average interest rates.

Regarding the balance sheet, cash and equivalents were $3.9 million as of March 31st compared to $12.8 million at the end of 2003. Our total debt, net of cash, was $335.2 million on March 31, 2004. At the end of the first quarter our ratio of EBITDA to debt was right below 4.5 times on a pro forma basis.

Our liquidity continues to remain strong. At the end of the first quarter we had $8.7 million drawn on our revolver with $17 million of availability. As of yesterday we had approximately $14 million of availability which is at our seasonal low point.

Capital expenditures in the first quarter were $3.1 million and dispositions of assets generated cash of approximately $300,000. As Bill mentioned, we also spent approximately $1.1 million to acquire 3 small ice companies in the first quarter.  For the full year 2004, we continue to expect our gross capital expenditures to approximate $15 million and expect to realize proceeds from dispositions of $1.5 to $2.0 million resulting in a net CAPEX of $13.0 to $13.5 million. This includes CAPEX related to the recently acquired operations during the remainder of the year.  As Bill mentioned, we have completed 3 additional acquisitions for approximate $4.1 million thus far in the second quarter, for a total acquisition cost of $5.2 million year-to-date.

Finally, let me provide some detailed guidance for the second quarter and full year 2004. Including the effects of the recent acquisitions, we now expect revenues for the full year of 2004 to be between $274 and $284 million with EBITDA ranging from $76 to $81 million. This compares to 2003 revenue and EBITDA of $267.3 million and $73.8 million, respectively. This is pro forma for the Service and Triangle Ice acquisitions and our merger last August.

These 2003 pro forma comparisons do not include the effect of the 2004 acquisitions. However, I can tell you that these acquisitions are expected to contribute annual revenues of approximately $5.5 to $6 million and annual EBITDA of approximately $1.3 to $1.5 million.

Our expectations for the remainder of the year for net income before preferred dividends are in the range of $16.1 to $19.2 million. For the second quarter 2004, we expect revenues of $82 million to $87 and EBITDA of $28 to $31 million. This compares to pro forma revenue and EBITDA in the second quarter of 2003 of $80.7 million and $27.7 million, respectively. The net income before preferred dividends in the second quarter is expected to be in the range of $14.1 to $15.9 million.

Please note that we have also included the midpoint of the estimated ranges of depreciation and amortization expense, interest expense, non-cash income taxes and preferred dividends in our reconciliation of EBITDA to net income available to common shareholders.

We continue to expect that working capital will remain consistent from year end 2003 to year end 2004 and we do not expect to pay any significant cash income taxes until late 2005.

We estimate that our annual interest expense will include approximately $2.0 million of non-cash amortization of debt issuance costs resulting in net cash interest expense of approximately $24.2 million. This estimate reflects the effect of the second amendment to our credit facility, completed in February of this year, which reduced the margin on our term loans by 50 basis points.

During 2004 we expect to generate approximately $36 to $42 million of free cash flow after cash interest, quarterly principal payments on our debt and our net CAPEX prior to the cost of any acquisitions.  Our credit facility requires that 75% of our annual free cash flow prior to any acquisitions be used to pay down our term loans. Therefore, we anticipate a pay down of approximately $27 to $32 million in early 2005. After allowing for this mandatory repayment, we expect to have excess free cash flow of $9 to $10 million this year and have thus far spent approximately $5.2 million of that amount on current year acquisitions.

At this point let me turn to call back over to Bill for some additional comments.

B. Brick                                  Thanks, Steve. As we approach Memorial Day, our people and plants are preparing for another busy season in the ice business. We are looking forward to continued improvements in our operations and the benefits of the acquisitions made since last fall. We will continue to assess acquisition opportunities as they arise throughout the rest of the year and expect to look primarily at small tuck-in opportunities within our existing geographic footprint that are at attractive multiples.

We are pleased with the strength of our balance sheet and the direction of the company. Based on the projections Steve just shared with you, we believe our debt to EBITDA ratio, net of cash, will be well under 4 times at the end of 2004 and our interest coverage will be well over 3 times. These improved ratios will provide us with flexibility to pursue opportunities that may arise later in 2004 and into 2005.

I close by thanking all of our employees at every level for their efforts without whom none of our goals could be achieved.

Thank you for joining us today. Now we would be happy to take your any of your questions. JR?

Operator                                Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a 3-toned prompt acknowledging your selection. Please ask one question and one follow up and re-queue for additional questions. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Mr. Ray Cheeseman from Jefferies & Company. Please go ahead with your question.

R. Cheeseman                       Congratulations on the roll out of your strategy here. I’m wondering, would you give us any color, please, on when you describe them as attractive opportunities at attractive prices, what are attractive multiples in your business right now?

B. Brick                                  I think if you look what at we’ve done year-to-date, Ray, if you add up what we’ve spent, a little over $5 million and what we’re going to project from it, I think we’re seeing stuff in the 4 times range, 4 to 4.5 maybe.

R. Cheeseman                       Okay. Is that the price for only small stuff or is that the price for medium stuff and are there any bigger ones that you think you’ll get around to?

B. Brick                                  I would call that the price on the small tuck-ins, the majority. As you get to bigger opportunities, I would assume the multiple will creep upward. As far as availability you know we’re always looking, but I think the season’s about to begin and traditionally, in this business, if you’re going to do stuff you do it either before the season or after, so I would anticipate things will be quiet for the next few months.

R. Cheeseman                       Okay. The other question I wanted to ask you was about weather. We’ve already had mid-’90s here in Colorado. I know we’ve had such heat in California that the state’s already on fire. It would seem that your season may be getting longer this year. Are you seeing the same kind of thing if I look at a geographic map across the whole country or is it kind of average if you look at the whole database?

B. Brick                                  I would say it’s average and even in some cases, Ray, in Texas it’s probably been below average. I mean you’ve seen some nice stuff in Colorado, Arizona’s been pretty strong, but Texas has not been overly warm and Florida really hasn’t either. As usual we have this teeter-totter effect, we balance from one part of the country to the other, so we’re always happy when it’s warm, but it never seems to be warm everywhere at one time.

R. Cheeseman                       I’m sorry, Bill, we can’t get global warming in one year. Thanks very much.

Operator                                Thank you. Our next question comes from Maura Connor from Citigroup. Please go ahead with your question.

M. Connor                             Can you give us an LTM EBITDA figure?

S. Janusek                             On a pro forma basis it’s approximately $75 million at this stage.

M. Connor                             Thank you.

Operator                                Thank you. Our next question comes from Christina Bony from CSFB. Please go ahead with your question.

C. Bony                                  Good morning, gentlemen. My first question is just with respect to your guidance. I just wanted to confirm was guidance really raised just as a function of the new acquisitions or does your thought process for the year still remain the same at this juncture?

S. Janusek                             Yeah, that’s exactly right. We raised our guidance approximately $1 million on the EBITDA line which is essentially the remaining portion of the year for the acquisitions that we completed, which we said we expected annual contribution of somewhere between $1.3 and $1.5 million. So our expectations for the year remain constant other than the added benefit from the acquisitions.

C. Bony                                  Okay, great. And you talked a little bit about volumes in the quarter being up slightly. Can you comment at all on pricing? Is it stable? Are there still pricing increases being found within the industry? Thank you.

B. Brick                                  With respect to the pricing, Christina, I think we’re always looking at that. Certainly there have been fuel increases and energy increases and we try to pass those along, nothing outside the norm I wouldn’t think there. And as far as the volume, Steve?

S. Janusek                             We’re just slightly ahead. As you remember, last year in the Eastern markets there was some very poor weather and I think compared against that, we did a little bit better this year.

B. Brick                                  A couple million units maybe.

S. Janusek                             Right.

C. Bony                                  Great. Thank you very much.

Operator                                Thank you. Our next question comes from Michael Rosenthal from Shenkman Capital. Please go ahead with your question.

M. Rosenthal                        Thanks. I guess you just touched on it a little bit, but the impact of fuel pricing and what you’re seeing and I guess also utility costs.

S. Janusek                             Michael, we had budgeted both of those for increases. At this point in time they’re probably slightly ahead of our projections, but we think that it’ll still put us within our range at this point in time, assuming it doesn’t get crazier and go right off the charts.

M. Rosenthal                        I see. And then the other question is Winn Dixie announced a bunch of store closures last week. I imagine most of that volume will just shift to other of your customers?

B. Brick                                  Well, we hope so. It’ll shift to some we think. This is not that abnormal because you’ll see from time-to-time the different chains as they solidify their geographical presence. We saw that in Texas a couple years ago when Albertson’s and some of the players moved out of the southern part of Texas and solidified to the north. So it’s kind of that always ongoing customer shift, but we’re very comfortable still.

M. Rosenthal                        Okay, great. Thanks.

Operator                                Thank you. At this time there are no further questions. Please continue.

B. Brick                                  At this point we’ll end the call. We’ll say thanks to everybody and look forward to talking to everybody in 90 days. Thank you.

Operator                                Ladies and gentlemen, this concludes the Reddy Ice first quarter earnings conference call. If you would like to listen to a replay of today’s teleconference, please dial 303-590-3000 and enter access number of 578748.

We appreciate your participation on today’s teleconference. You may now disconnect.